Exhibit 99.1
Press Release

Ask Jeeves Japan Launches Beta Version of Ask.jp

EMERYVILLE, Calif., Aug. 24, 2004 — Ask Jeeves, Inc. (Nasdaq: ASKJ) today announced the launch of a beta version of Ask.jp, a new Japanese language Web search engine. Based on the company’s flagship Ask Jeeves search destination, Ask.jp is developed by Ask Jeeves Japan Co., Ltd, a joint venture between Ask Jeeves, Inc. and Japan-based transcosmos inc.

Of the major search and portal sites in Japan, only Google and Yahoo! Japan provide their own search technologies. With today’s launch of Ask.jp, Japanese Web users now have three options for world-class search technology.

“International expansion is an important component of our corporate growth strategy,” said Steve Berkowitz, CEO of Ask Jeeves, Inc. “We are happy that Japanese Web users are now able to take advantage of our unique search experience and the superior relevancy our technologies provide.”

“We are excited to make the beta version of Ask.jp available to the general public for the very first time,” said Hirotaka Shiokawa, president and CEO of Ask Jeeves Japan. “End-user feedback will enable us to optimize the search experience and deliver the best possible product for the official launch of Ask.jp.”

Ask.jp’s Japanese-only index contains over 150 million Web pages at this time, and new pages will be continually added leading up to the formal launch. In addition, other improvements and new features will be added regularly. Ask Jeeves expects to offer the first fully functional version of Ask.jp, including access to Ask Jeeves’ global index, in the first quarter of 2005.

Ask Jeeves’ Teoma Technology Delivers Authoritative Results

Ask.jp incorporates Ask Jeeves’ proprietary Teoma® search technology. Based on social networking theory, Teoma technology takes a unique approach to relevancy ranking.

Like the Google and Yahoo! search engines, Teoma utilizes a form of link popularity to assist in page ranking, but Teoma doesn’t stop there: It goes a step further to analyze each page’s reputation among experts on a given topic to determine relevancy. With this proprietary Subject-Specific Popularity™ technology, Teoma is the first and only search engine to break the Web down into topic-based “communities” of sites, and to give added credibility to those sites respected as authorities on a particular subject. Fittingly, Teoma means “expert” in Gaelic.

About Ask Jeeves Japan Co., Ltd.

Ask Jeeves Japan Co., Ltd. was founded in September, 2000 as a joint venture between Ask Jeeves Inc. of the United States and transcosmos inc. of Japan.

About Ask Jeeves, Inc.

Ask Jeeves, Inc. provides consumers and advertisers with information retrieval products across a diverse portfolio of Web sites, portals, and desktop search applications. Ask Jeeves’ search and search-based portal brands include: Ask Jeeves (Ask.com and Ask.co.uk); Ask Jeeves for Kids (AJKids.com); Excite (excite.com); iWon (iwon.com); My Search (mysearch.com); My Way (myway.com); My Web Search (mywebsearch.com) and Teoma (teoma.com). Ask Jeeves also owns the search technology Teoma, proprietary natural language processing technology, as well as portal and ad serving technologies. In addition to powering several of the Ask Jeeves brands, the Company syndicates its technologies to help companies increase revenue through powerful search. Ask Jeeves’ advertising services, which includes Ask Jeeves, The Excite Network, and MaxOnline, provides advertisers with targeted tools to reach a broad base of highly valuable customers. Ask Jeeves, Inc. is headquartered in Emeryville, California, with offices throughout the United States, as well as in London, Dublin, and Tokyo. For more information, visit http://www.Ask.com or call 510-985-7400.

About transcosmos inc.

transconsmos inc. was established in 1966, as one of the first outsourcing companies in the information industry in Japan. Since then, transcosmos has been strengthening competence of customers by value-added outsourcing, and by new schemes combining people and technology. Since June 2002, transcosmos has branded itself as “Marketing Chain Management Company,” based upon the understanding that broadband and VoIP would bring about revolution to the marketing activities by corporations. Currently, telephony, web, email, and moving pictures are clustered together around Internet protocol, creating a whole new means of communication channel. This means Internet know-how is indispensable to call center and contact center services. transcosmos will continue to pursue interactive marketing through its latest Internet technologies, bringing more speed, more sales, lower cost , and increased customer satisfaction.

NOTE: Ask Jeeves, Ask.com, Teoma, My Way, My Search, My Web Search, iWon, Excite and MaxOnline are trademarks or registered trademarks of Ask Jeeves, Inc.

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